Exhibit 10.2

PROMISSORY NOTE

$750,000,000.00	September 29, 2017

FOR VALUE RECEIVED, Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Maker”), promises to pay to Select Income REIT, a Maryland real estate investment trust (the “Holder”), the principal amount of Seven Hundred Fifty Million Dollars ($750,000,000.00), without interest, on demand.  Principal shall be payable in United States dollars.

This note (this “Note”) is subject to the following further terms and conditions:

1.                                      This Note may be prepaid, in whole or in part, at any time or from time to time, without premium or penalty.

2.                                      This Note may be altered only by prior written agreement signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.  No provision of this Note is intended to provide any rights or remedies to any person (including, without limitation, any creditor of either party hereto) other than the Maker, the Holder and their respective successors and permitted assigns.

3.                                      Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

4.                                      The Holder may assign or transfer this Note or any of its benefits under this Note upon written notice to the Maker.  The Maker may not assign its obligations under this Note.

5.                                      The provisions hereof shall be binding upon the Maker and its successors and shall inure to the benefit of the Holder, its successors and assigns.

6.                                      The Maker agrees to pay, on demand, all costs, expenses and attorneys’ fees incurred by the Holder in any proceeding for collection of the debt evidenced by this Note.

7.                                      The Maker agrees that all expenditures by the Holder on account of this Note, and if demand is made at such time as Maker is no longer a wholly-owned subsidiary of Holder, the principal amount of this Note after demand, shall bear interest at an annual rate which is equal to the rate published in The Wall Street Journal, from time to time, as the “Prime Rate” until such expenditure, or the principal of this Note, is paid to the Holder.

8.                                      This Note is a registered note and upon surrender of this Note for registration of transfer a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Maker may treat the person in whose name this Note is registered as the owner hereof for all purposes, and the Maker shall not be affected by any notice to the contrary.

9.                                      This Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof that would require the application of any other law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has executed this Note as of the day and year first above written.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:	/s/ Richard W. Siedel, Jr.
Name: Richard W. Siedel, Jr.
Title: Chief Financial Officer and Treasurer

[Signature Page To Promissory Note]